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                                                                   EXHIBIT 10.24

                            [Cholestech Letterhead]



July 6, 2000



David Gyorke
[address]



Dear David:

I am pleased to offer you a position with Cholestech Corporation (the "Company") as Vice President of Operations. Should you accept this position, you will receive a monthly salary of $10,416, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. Your move to Vice President will not change your current benefits. You should note, however, that the Company may modify salaries and/or benefits from time to time, as it deems necessary. As a Vice President, you will be eligible to participate in our Management Incentive Bonus Plan with a targeted payout of 25% of your base pay. This amount will be prorated to reflect your tenure as Director and Vice President during this fiscal year.

We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an incentive stock option entitling you to purchase up to 21,500 shares of Common Stock of the Company at the current fair market value as determined by the Board at the meeting. The Board of Directors must approve the actual number of shares granted and may modify our recommendation. All options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements.

You should be aware that your employment with the Company as Vice President, as with your prior position, is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

As a Vice President, you will, of course, be expected to continue to abide by Company rules and standards and you will be specifically required to sign an acknowledgement that you have read and that you understand the Company's rules of conduct which are included in the Company's Personnel Policy and Procedure Manual. Additionally, as a condition of your promotion, you will also be required to sign and comply with both the Company's Employment, Confidential Information, and Invention Assignment Agreement and the Company's Arbitration Agreement. These agreements will supersede the Proprietary Information and Inventions Agreement, which you previously signed upon joining Cholestech.


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David Gyorke
July 6, 2000
Page Two


To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to the Human Resources Department. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.

This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you.

Sincerely,

/s/  Terry Wassmann

Terry Wassmann
Vice President of Human Resources

ACCEPTED AND AGREED TO THIS

6th day of July, 2000



/s/  David Gyorke
------------------------------
David Gyorke


Enclosures:  Duplicate Original Letter